Exhibit 23.3

April 5, 2005

Boston Private Capital Trust I

    c/o Borel Private Bank & Trust Company

    160 Bovet Road

    San Mateo, CA 94402

Re: Boston Private Capital Trust I (the “Trust”)

Ladies and Gentlemen:

We refer to our opinion to you dated January 12, 2005 (the “Opinion”) concerning the valid issuance of the Preferred Securities of the Trust referenced therein. We hereby consent to the filing of the Opinion as an exhibit to an amendment to the Trust’s Registration Statement filed January 11, 2005 and to the use of our name and reference to the Opinion under the heading “LEGAL MATTERS” in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. In giving this consent, we do not undertake to, and have not, updated our Opinion in any respect. Our Opinion continues to speak only as of the date thereof and is based on our understandings and assumptions as to the facts on such date and our review of the documents referenced in the Opinion and the application of the Delaware law as the same existed on the date of the Opinion. Capitalized terms used herein and not otherwise herein defined are used as defined in the Opinion.

Very truly yours,

/s/ MORRIS, NICHOLS, ARSHT & TUNNELL

Louis G. Hering